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                                                                    Exhibit 99.2


                             GENESIS HEALTH VENTURES

                                December 11, 2003
                                  9:00 a.m. CST



Moderator                  Ladies and gentlemen, thank you for standing by and
                           welcome to the Neighborhood Care and Genesis Health
                           Care 2003 Fiscal Year-End Earnings Release. At this time all participants are in a listen-only mode.
                           Later we will conduct a question and answer session.
                           Instructions will be given at that time. As a reminder, today's call is being recorded.

                           I would now like to turn the call over to Director of Investor Relations for Genesis Health Care, Lori Zimmerman. Please go ahead.

L. Zimmerman               Good morning. I want to welcome and thank you for
                           joining NeighborCare and Genesis Health Care
                           Corporation's year-end fiscal 2003 conference call.

                           Before we begin I would like to quickly review our forward-looking statements. Statements made in this conference call and in our public filings, releases and Web sites, which are not historical facts, may be forward-looking statements that involve risks and uncertainties and are subject to change at any time. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                           Furthermore, given the provisions of the SEC's Regulation G, which, as you know, limits our ability to provide non-GAAP financial information, we are only going to discuss non-GAAP financial information, which is provided in the earnings release and is therefore reconciled to comparable GAAP financial information.

                           The full earnings release can be found on the interim Web site at www.ghv.com.
                                       -----------

                           Now I'll turn it over to George Hager, the Chairman and CEO of Genesis HealthCare Corporation, to discuss consolidated financials.

G. Hager                   Thank you, Lori.

                           Good morning and thank you for joining us today. We have a rather unique situation in that we will discuss NeighborCare, formerly known as Genesis Health Ventures', consolidated results for the year ended September 30, 2003, as well as the pro forma year-end financial results for both NeighborCare and Genesis HealthCare Corporation as independent entities.

                           As most of you are probably aware, on December 1st Genesis Health Ventures spun off its elder care and rehabilitation businesses into a separately traded public company called Genesis HealthCare Corporation. Subsequently, on December 2nd, Genesis Health Ventures changed its name to NeighborCare, Inc.

                           In conjunction with the spin-off, NeighborCare and Genesis HealthCare have executed several agreements, including a long-term pharmacy agreement, tax-sharing agreement and transition-services agreement. While I won't go into the specifics of these contracts today, further details on all of these contracts can be found in the Genesis HealthCare Form-10 filing.

                           In reviewing our 2003 results I will first briefly summarize the consolidated results for the year ended September 30th and then I will turn the call over to John Arlotta, the Chairman and Chief Executive Officer of NeighborCare, to provide an update on the pharmacy business. I will then return to discuss Genesis HealthCare's pro forma results with Jim McKeon, the Genesis HealthCare Chief Financial Officer.

                           On a consolidated basis, fiscal 2003 showed 6.6% top-line growth, growing to $2.65 billion in revenues, up from $2.49 billion in revenues in the prior year. EBITDA, on a consolidated basis, actually declined from $219.5 million to $211.3 million, principally reflecting the impact of the Medicare Cliff. The Medicare Cliff reduced our operating cash flows by approximately $25 million in fiscal 2003. If you would exclude the impact of the Medicare Cliff, our EBITDA grew, year over year, at 7.7%.

                           Our earnings per share for the year were $1.42. Just to bring people back to the guidance that the company provided at the beginning of the year, our earnings guidance that we laid out at the beginning of the year had earnings in a range of $1.38 to $1.43. Our actual results were near the higher end of that range.

                           With that I'd like to turn the call over to John Arlotta to walk us through NeighborCare's performance over the last year. John?

J. Arlotta                 Thank you, George.

                           Good morning, everyone. It gives me great pleasure to be here this morning. NeighborCare is now a standalone institutional pharmacy provider and began trading on the Nasdaq under the ticker symbol NCRX on December 2nd. This is a very exciting time for all NeighborCare employees and stakeholders.

                           For my portion of the call I would like to provide a review of our financial results, along with some updates on a few of the many initiatives we have been working on. NeighborCare's CFO, Rick Sunderland, and our General Counsel, John Gaither, are also here with me to help with any questions you may have during the Q&A session. I would ask your indulgence and understanding during the Q&A session since the two companies are doing this combined call from our respective headquarters in Baltimore and Kennett Square. Therefore, we will be fielding questions about our businesses separately.

                           With that said, NeighborCare's pro forma revenues for the year ended September 30, 2003 grew 7.5% to $1.3 billion versus $1.2 billion in the comparable period, prior year. Pharmacy services revenue in the fourth quarter grew 10.6% to $341.7 million versus $308.8 million in the comparable period in the prior year. The increase in revenue was primarily attributed to favorable changes in bed mix, greater patient acuity and drug trends. These factors have resulted in higher revenue per bed per month this year of $383 compared to $358 in the prior-year period.

                           As I specifically mentioned in the third quarter call, I expected bed count to remain relatively flat at year-end. In fact, ending bed count at September 30th was 246,141 beds compared to 247,114 beds at September 30, 2002.

                           NeighborCare's pro forma income from continuing operations was $24.1 million or $0.59 per share for the year ended September 30, 2003. Pro forma EBITDA was $93.6 million and EBITDA, as adjusted, was $112.2 million for the same period. Please refer to page 19 of the press release for more details.

                           As noted and in general note to the pro forma financial statements, we believe that on a separate-company basis NeighborCare will incur approximately $6 million of additional operating expenses above the level allocated for purposes of presenting these pro forma financial statements. This is primarily due to the allocation of interest income and the additional costs associated with being a separate company.

                           Additionally, as a reminder, Mariner terminated in the fourth quarter of 2003. Also, our new pricing to Genesis HealthCare Corporation became effective with the spin on December 1st.

                           Moving to another subject, cash management performance for the quarter was also strong. At year-end DSO was reduced to 50 days, representing an improvement of three days from the beginning of the fiscal year. A DSO of 50 days in this business is outstanding and is possibly the lowest number among all of the leading competitors in the industry. Inventory turns were 14.1 at year-end compared with
                           12.7 in the prior year.

                           Now, in anticipation of the spin-off transaction I'm happy to report we successfully sold $250 million of senior subordinated notes bearing an interest rate of 6.875%. These funds were used to retire existing debt and will provide working capital for future growth.

                           In addition, we have finalized a $100 million revolving line of credit and we completed the split with a cash balance of approximately $65 million. This liquidity, combined with modest leveraged, will provide NeighborCare the financial flexibility we need to execute our business plan.

                           Now, last quarter I touched briefly on my initial impressions of the company after having been on the team for a few short weeks. Now that I have been here for five months I have established five areas of focus for NeighborCare, which I would like to share with you today.

                           First, we will be focused on driving down our costs, both service costs and product costs. Our cost improvement process has already delivered $8.7 million of savings in fiscal 2003 and we are at an annualized savings run rate of about $12 million at year-end. These savings have been mostly associated with process improvement and reduction of pharmacy labor costs.

                           Going forward, in addition to continuing to focus on these types of savings, there are a number of ways in which we can achieve additional savings on both the service and product cost sides of the business. Examples include centralization of certain administrative functions; the use of technology to enhance our systems, and here I'm speaking specifically about things like expanding our utilization of bar coding and the further use of fax servers; more efficient delivery and the use of centralized repackaging.

                           On the product side we have redesigned our formulary process and modified our P&T committee. Our new formulary will have more emphasis on preferred products, but will continue to offer our customers flexibility in product selection.

                           Now our second area of focus will be growing sales organically and minimizing customer turnover. To achieve this we are providing our sales force with better tools to target and track opportunities. We are making sure we have the right people in place and providing more training where appropriate. We are also raising the level of sophistication of our account management programs in order to address customer turnover.

                           One specific goal we have for both sales and account management is to extend the average length of our contracts. In fact, we are seeing success here, as indicated by our performance in the last 90 days, where more than 50% of our new contracts have terms exceeding three years.

                           Our third point of emphasis will be customer service. We want to continue to distinguish ourselves by delivering the best customer service in the industry. We already have an outstanding service reputation and we have implemented new programs to monitor and report on our performance to both our customers and our management team.

                           Our fourth area of focus will be to expand our core business through opening new sites or through making targeted acquisitions. With almost 50% of the market held by smaller regional or local players we see an opportunity to pursue strategic acquisitions, which we feel will increase our market share in existing and surrounding markets. In addition, in the fourth quarter we opened two new pharmacy locations, which further expand our geographic coverage. This brings our total number of long-term care pharmacies to 62.

                           Finally, we are looking at opportunities to leverage our core business to expand into adjacent businesses. A great example of this is our Tidewater Group Purchasing organization, which was retained by NeighborCare following the spin. With this adjacent business we have a unique opportunity to cross sell NeighborCare services into Tidewater's 500,000 member beds. At the same time Tidewater can cross sell their services to our pharmacy clients. There is currently only modest overlap between the GPO and pharmacy books of business.

                           Now, since my arrival one of my top priorities was also to build a management team that will provide leadership, direction and innovation as we become a standalone public company. I wanted to add additional executives to complement the talent already within NeighborCare. Today about 50% of my team has solid experience in the long-term care industry and we have added another group to make about 50% new people to the industry and will bring new ideas and perspective. I intend to utilize the diverse background of this team to further differentiate ourselves in the marketplace.

                           I'd like to finish my comments today with an update on reimbursement. Earlier this week the president signed the Medicare Drug Bill into law. The new law will provide a much-anticipated drug benefit for seniors. While final regulations have not been published, there are provisions, which recognize the unique needs of the long-term care resident, contained in this legislation.

                           For example, CMS is required, within the next 18 months, to report on the current standards of practice for pharmacy services provided to long-term care beneficiaries and to prepare a plan for review by the Congress designed to protect the safety and quality of care of nursing facility patients, including appropriate reimbursement. Suffice to say it is too early for us to predict the impact of this legislation on our business. However, we will keep you updated as implementation progresses.

                           Before I finish I'd like to remind you that since the spin transaction was completed on December 1st our first quarter results will include spin-related costs and two months of discontinued operations for the spun off business. I would also like to mention that I will not be providing guidance for NeighborCare in the short term.

                           With that I would like to turn the call back over to Jim McKeon to discuss Genesis HealthCare's pro forma financial fiscal year end results. Jim?

J. McKeon                  Thanks, John. Good morning, everyone.

                           I'm pleased to report that Genesis HealthCare is now a standalone, long-term care and rehabilitation therapy provider and began trading on the Nasdaq national market system under the ticker symbol GHCI on December 2, 2003.

                           With respect to our operating performance, on a pro forma basis for the spin-off and the ElderTrust transactions, GHC revenues for the year ended September 30, 2003 grew 2.8% to $1.431 billion from $1.392 billion in the prior year. We experienced that growth despite the full-year impact of the Medicare Cliff, which reduced revenues by approximately $24.8 million. We saw improved Medicare mix, increased rates from Medicaid sources and continued strength in overall occupancy. Pro forma EBITDA, as adjusted, was $103 million for the full year.

                           On a pro forma basis our earnings per share from continuing operations was $1.18 for the year ended September 30, 2003. Included in earnings per share is a provision for income taxes at an effective rate of 25.5%. Prospectively we expect to accrue a tax provision at approximately 39%, but do not expect to be a cash taxpayer in light of our significant tax shield. That shield is comprised of over $100 million in net operating loss carry-forwards and approximately $96 million in tax-deductible goodwill.

                           Occupancy in our skilled nursing facilities and assisted living facilities remained strong at an industry-leading 92%, which was up from 91% in the June 2003 quarter. From a census mix perspective we continue to focus on increasing our Medicare mix, which grew to 16% of total days in the current quarter compared to 15.1% in the same quarter a year ago.

                           On the payer rate side we saw year-over-year Medicaid rate growth in excess of 7%. While it's unlikely that we'll see that growth rate continue, we are encouraged with the recent rate increases we've experienced in some of our key states, such as Pennsylvania, New Jersey, Maryland and Massachusetts, all of which have exceeded 4%.

                           On the Medicare side, although we've experienced the full impact of the Medicare Cliff, we saw an increase in our Medicare rate per patient day to $315.90, up from $313.87 per day in the prior quarter, an indication that we continue to treat a more medically demanding customer.

                           On the cost side we continue to make good progress in controlling agency utilization and overall nursing cost without sacrificing clinical care or reducing direct nursing hours delivered to our customers. On a PPD basis we reduced overall nursing costs for the second consecutive quarter to $77.64 compared to $77.98 in the June quarter. For the full year we were able to reduce our agency spend by 32% despite seeing an increase in our Medicare patient days of 5%.

                           With respect to the balance sheet and the capital structure, our DSOs at year-end were 46 days, flat compared to the prior quarter and effectively flat compared to the beginning of the year. While the DSOs in our skilled nursing and assisted living portfolios remain very good, I believe we continue to have some opportunities to improve our DSOs in our rehabilitation therapy business.

                           In connection with the spin-off we're pleased with the capital structure that we've been able to put in place. After payment of spin-related costs, consistent with our Form 10 filing, we expect to have approximately $400 million in net debt, which is comprised of the following: a $185 million senior term loan maturing in seven years priced at LIBOR plus 275 basis points; a $225 million ten-year subordinated note offering priced at 8%; and approximately $55 million in mortgages and other debt. Additionally, we have a $75 million revolving credit facility, which we don't expect to have any draws under in the near future.

                           In November of '03 we sold three of the five properties in Wisconsin for approximately $10 million, of which $4.3 million was in cash. I think it's important to note that the capital structure that we've laid out considers the completion of our restructuring transaction with ElderTrust, of which $15 million in purchase price remains to be completed and we're excited about a prospective mutually beneficial relationship with Ventas, the soon to be owner of ElderTrust.

                           From an equity perspective Genesis HealthCare has approximately $19.9 million common shares outstanding. In connection with the creation of our new company we have also provided equity incentives to senior management, which represents approximately 7.6% of common shares outstanding. Our equity incentives are comprised of approximately 870,000 stock options, of which 40% have been granted and issued at a strike price of $21.95, with the remainder to be granted over the next six months.

                           The other prong of our equity program is 650,000 shares of restricted stock that we divested over a five-year period. We believe this program appropriately aligns the incentives between our key managers and a variety of our constituents that we serve.

                           On the reimbursement front, looking forward, we're obviously encouraged that effective October 1st of '03 CMS increased Medicare per diems approximately 6.26%. That's comprised of a 3% increase in the annual update factor and a 3.26% upward adjustment related to correction for prior forecast errors, the increase to GHC's Medicare payment rate for the administrative fix, approximately $10 per patient debt or about $10 million in revenues in EBITDA annually.

                           Additionally, the Medicare Drug Bill will extend the moratorium on implementing payment caps on Medicare Part B rehabilitation therapy services through calendar year 2005. The extension of the moratorium removes a significant financial threat to our therapy business. It's important to note that the caps were, in fact, in place from September 1st through mid December and we had previously provided guidance that the estimated impact of the therapy caps would reduce our annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million.

                           Going forward, GHC will file a 10-K for the year ended September 30, 2003 no later than February 12, 2004, which is 90 days from the day that our Form 10 was effective with the SEC. However, we expect to release our operating results for our first quarter ended December 31st in early February and intend to provide earnings guidance at that time.

                           I will now turn the call back over to George to discuss Genesis HealthCare's plans for the future. George?

G. Hager                   Thanks, Jim.

                           With the recent positive trends in the reimbursement environment, including the administrative fix, the two-year extension of the therapy cap moratorium and our recent Medicaid rate increases, Genesis HealthCare Corp will, from a strategic perspective, be focused internally. Our 2004 priorities include enhancing our clinical performance and outcomes. Even though we enjoy a good clinical reputation today, we have established specific measurable clinical goals and we have aligned our incentive programs with the achievement of these goals.

                           Secondly, we are targeting further improvement from our labor management initiatives through standardization of best practice and technology, with the expectation of continuing the positive trends that we experienced in 2003.

                           Thirdly, in the non-labor spend categories, including drugs and medical supplies, in conjunction with our partner, NeighborCare, we are targeting improved formulary and utilization management.

                           And finally, our financial targets will be focused on free-cash flow, both from operations and effective balance sheet management. As Jim stated earlier, our cash earnings exceed our full earnings due to our significant tax shield. We will continue to utilize our free cash flow to repay debt with a goal of reducing our leverage to three times debt to EBITDA.

                           In concluding our formal remarks I would want you all to know that both the Genesis HealthCare Corporation and NeighborCare organizations are energized and are enthusiastically pursuing the internal operational improvements previously discussed in an effort to realize the potential that has become more visible through the spin-off transaction.

                           I apologize for the length of our formal comments. Our release was both comprehensive, as well as complicated. We have attempted to provide you with sufficient information about the financial results of both NeighborCare and Genesis HealthCare Corporation.

                           Thank you, again. Now, at this time, I would like to open the call up to questions.

Moderator                  Our first question comes from the line of Frank
                           Morgan.

F. Morgan                  Good morning. I'll give questions for both sides of
                           the business. As it relates, George, on the Genesis side, could you comment if there will be, in the first quarter of fiscal '04, any spin-related costs that show up there?

                           And then secondly, when do you think you'll complete the remainder of the divestitures from the Wisconsin assets and the assets held for sale?

                           And then over for John on his side, could you comment? You mentioned $6 million; I didn't know if that was annual expense of quarterly expense that you would be incurring incremental to sort of the pro forma EBITDA numbers that you showed for the standalone businesses. I guess the same thing would apply for George there.

                           And your gross margins in NeighborCare in the quarter? And I'll stop there. Thanks.

G. Hager Frank, hopefully I'll respond to all of your questions. If John or I miss one, please jump back in. As far as the related-related costs, we have estimated those total payments to be approximately $45 million. Included in that $45 million is approximately $18 million of the cost of the financing, which are the two subordinate-debt financing transactions at our senior credit facility and revolver put in both companies. Obviously, those would be recognized as deferred financing costs.

                           In addition, above the financing costs, we had payments for advisory fees. We have purchased directors' and officers' liability tail coverage. We have a variety of professional fees in connection with the spin-off transaction. We have cancelled a pre-existing swap and we've also made payment to ElderTrust, as was previously disclosed, for the consent required for this transaction. We also had certain severance and employment-related costs as well.

                           You will see a portion of those costs represented in the first quarter results of both companies. I can't give you a specific allocation at this point in time, but I can tell you that all of those costs have been reflected in the pro forma balance sheet, cash and targeted debt positions that we've disclosed in this press release. Obviously, we do not expect any of those to be of a recurring nature.

                           As far as the ongoing negative impact of the spin to Genesis HealthCare Corp, we have previously disclosed that those costs are approximately $2 million, I would say principally in the area of information services, as we begin the process of separating the data center and separating what is the largest administrative cost center for both companies.

                           Wisconsin, Frank, it's hard to tell. We are actively pursuing a couple of interested buyers at this point in time. We will proceed with that transaction as quickly as possible. We had originally talked to the investment community about having about $15 million of total value in Wisconsin. We realized $10 million in connection with the sale of the first three properties, so there's not a huge liquidity event here from the sale of Wisconsin and I might add that there are a variety of other, probably a half a dozen, closed assets that we are also looking to monetize in the coming fiscal year and I would say the range of those values are in the range of $5 million to $10 million in addition to the expected value on the remaining two Wisconsin properties.

                           John, I think you had a couple of parts, as well, on that question.

J. Arlotta                 Yes. First of all, Frank, thanks for asking your
                           question in two parts. That was very helpful. George and I have agreed that when we have questions for both companies George will answer first for his side.

                           But very simple, quick answers here; the $6 million is, in fact, an annual number. On the gross margin side, fourth quarter, about 36.4%: That's, of course, product only. Now, we are looking at how we present our financial statements going forward and actually presenting in a way that you get a better appreciation for what both our product costs are and our cost of service.

F. Morgan                  Okay. Thanks.

Moderator                  Our next question is from the line of Adam Feinstein
                           of Lehman Brothers.

A. Feinstein               Great. Thank you. Good morning, everyone.

G. Hager                   Good morning.

A. Feinstein               Just, I guess, a few questions: First, John, maybe
                           just on the pharmacy business, if you could talk a little bit more about the margins. Your margins are down about 30 basis points in the quarter, maybe just elaborate on that?

                           Then just with your comments before about your areas of focus, I was most interested in your comments about pharmacy cost and just some of the things you've seen there. You were talking a little bit about the formulary management and whatnot, but I wanted to see if you could just elaborate and provide some more details.

                           And then, George and Jim, on the nursing home piece, I just wanted to get your comment on malpractice cost. There's been a lot of positive sentiment recently there. I wanted to see what the impact you're looking for with respect to malpractice costs and just what you spent in the current quarter.

                           Then I just wanted to get your point of view. There was an article in the New York Times yesterday - I don't know if anyone saw it - just talking about some of the residents in nursing homes being non-elderly. I just wanted to see whether you had any thoughts about that New York Times article. Thank you.

J. Arlotta                 I guess, on this one, we'll go first, George. I'm
                           going to ask Rick to comment on the gross margin question.

R. Sunderland              Looking at the fourth quarter and the 30-basis-point
                           decline, that's attributable to a decline at the gross margin level, and looking at the gross margin year over year, the gross margin, in the fourth quarter of 2002, was actually higher than it was for the year, owing to some favorable rebate adjustments we reported in that quarter. I think, as you look at this year and you look at the fourth quarter, at the normalized level, both for the quarter and in relation to the year, the quarterly gross margin number being about 20-basis points lower than the annual number. That's attributable to some reimbursement reductions we took effective July 1st in a couple of states.

J. Arlotta                 And on the pharmacy cost side, just an overall
                           statement: I think people have heard me say this before. I cannot, at this point, quantify how much more we can take out of our cost structure. It's a little early to do that, but I have said, I think repeatedly, and I'll say it again, that I look at this area as a real opportunity for us. I know that there is a significant delta between where we are today and where we can be in the future. I just have not had a chance to quantify that yet.

                           Now, specifically on the formulary, we have moved from what I would call, historically, a very open formulary, which means that our customers can have virtually any product that they ask for, to what I would call a more closed, but certainly not a closed formulary. I'd say that we've met what I would call a very nice balance between being open and closed in designing our formulary so that there are still a number of products that are preferred products within each category.

                           However, it is closed enough that we have a select number of products that we can really focus on. So I think the formulary, in fact, will help us significantly in terms of both reducing the costs of our clients very significantly and also increasing the rebate level that we can get to here at NeighborCare.

                           George?

G. Hager John, I'm going to turn the question on liability insurance over to Jim.

J. McKeon                  Adam, as you know, we're very proud of our liability
                           insurance program and the states that we operate in are very responsible. We had exited Florida earlier this year, really the only problematic state that we had from a malpractice insurance perspective. Our program has both the current space and aggregate stop-loss coverage up to a rather significant limit.
                           We've not seen, clearly, any deterioration in either the frequency of claims or the severity of those claims and I think there has been some encouraging news recently. But fortunately, the states that we operate in are responsible states.

                           To give you some perspective with respect to claims or average claim payments, back in 1998 the average claim payment for states, other than Florida, in our portfolio was about $12,000 per claim. That same portfolio in 2002, for claims that have been paid, is about $11,000, so we've not seen any deterioration in either the severity or the frequency of claims.

                           Our expense in the quarter, for malpractice insurance, was a little bit under $4 million. Obviously, on an annual basis we're at about $15 million, so it's not a significant cost component for us. It does get a lot of attention in our sector, but we think it's well controlled.

A. Feinstein               Okay. Thank you.

G. Hager On the article in the New York Times, I did not see the article, but I will tell you that we have seen an increase, over the past couple of years, of non-elderly patients being served in the skilled nursing setting. Unfortunately, some of those are actually long-term care patients. Many of them, though, are shorter-stay patients.

                           We actually had a lot of debate, when we looked at the name of our company, as to whether or not we should include elder care in the name. Obviously, we did not include the word elder in the name of our company. We do believe that there is a growing market for a non-elderly patient. That being said, I think it is still a very, very small component of our business.

A. Feinstein               Okay. Thank you.

Moderator                  Our next question is from the line of Jerry Doctrow
                           of Legg Mason.

J. Doctrow                 Good morning.

G. Hager                   Good morning, Jerry.

J. Doctrow                 I think, on the NeighborCare side, if I can just
                           focus on that for a minute, John, one of the things I wanted to clarify was just the timing of the Mariner bed fall-off, and then also how you've been doing on adding incremental beds? It looked to us like you had added some additional beds during that period, and also, if you can give us any sense for sort of what the prospects are, going forward from here, in terms of bed additions?

J. Arlotta                 Thanks, Jerry.

                           The Mariner beds did come out in the fourth quarter, but, of course, you need, in order to look at next year, to annualize that impact. In terms of adding beds during that time period, we did, in fact, if you took Mariner away, have some success in adding net beds, but, of course, with Mariner out at the end of the year, we ended up about level to the beginning of the year.

                           In terms of going forward, prospects in new bed additions, I said I was not going to give any guidance, so I prefer to stay away from exactly what we think the numbers might be, but certainly, if you look at our history over the last few years, being relatively flat from a bed standpoint, our first and biggest goal is just to get that to a positive number by year-end. That's what I have out there for our folks and that's what we'll be targeting to do, positive net bed gains for this coming year.

J. Doctrow                 I guess on the same line, you had indicated that you
                           had made some positive improvements in sort of the mix of beds. I assume it's adding nursing beds, maybe shedding assisted living beds. Could you give us a little more color on what was done and maybe what the prospects are, going forward, on that?

J. Arlotta                 Yes. I think the ratio right now is running about 3:1
                           SNF to ALF beds and that certainly has had a positive impact on our revenue per bed numbers. However, going forward, I would like to see us look more closely at the ALF situation. It is something that we've been working on. I think there are opportunities there that we have not yet fully taken advantage of and certainly, some things that we would need to do in the ALF side of the business to improve the margin that we have there before we really expand that side of the business. But we're working hard on that and I would expect that during the coming year, in these positive net bed gains that we want to get, we'll see probably a bit more ALF beds than we've seen in the past.

J. Doctrow                 This is the last question. If you could maybe, both
                           sides, comment just on cap ex, sort of what the spend goals all are, and maybe if you can give us any sense of what they might be going forward?

J. Arlotta                 Yes. On our side we have historically been at about a
                           $20 million cap ex rate. I think you could probably expect to see us spend more in the neighborhood of about $25 million in this coming year. There are some initiatives already underway on the IT side that we think will require some additional spending, and we think will be important for us going forward and getting/achieving the reductions in costs that we're looking for and also enhancing our programs to our customers. So expect to see us in about the $25 million range.

J. Doctrow                 Would that include a repackaging facility in that
                           mix?

J. Arlotta                 In the short run I don't want to commit to that,
                           Jerry, because, quite frankly, the initiatives in that area are being studied right now, so I don't want to commit to anything there. I would tell you that that would probably be additional to the $25 million.

J. Doctrow                 How about cap ex on the nursing home side, too?

J. McKeon                  On the HealthCare side we spent, this past year, a
                           little bit north of, say, $30 million and our expectation next year is that, given our strong free cash flow, we think we'll spend about $35 million next year. The way that breaks down is really about
                           $27 million or $28 million back into our facilities.
                           If you do the math on that that's about $1,250 per bed, which is a significant investment. Typically you'll see a maintenance cap ex of somewhere anywhere from $500 to $750 per bed. We intend to have some scheduled renovations into our physical plan.

                           And much like on the NeighborCare side, our investment in information technology will probably be greater than it has been in the past. We have several initiatives underway to help us expand margins. George talked a little bit about labor management. We're going to continue to do that through both business process reengineering and continuing to develop our systems in that regard.

                           Then the other significant technology investment that we intend to make is looking at a more robust and integrated operating system to support both the nursing facilities and the assisted-living portfolio. So it's a big initiative for us and we intend to have that underway this year.

J. Doctrow                 On the facility cap ex, some of your competitors are
                           converting wings to Alzheimer's units. Anything sort of strategic in that or is it generally sort of just an upgrade of plant and existing services?

J. McKeon                  No, Jerry. In the cap ex budget there is renovation
                           for the establishment. We, too, have a
                           dementia/Alzheimer's product that we brand,
                           Homestead. We have several of those units planned in our cap ex budget as well. That's why you see a number that is significantly above what would be a normalized, ongoing routine cap ex level.

J. Doctrow                 Great. Thank you.

Moderator                  Our next question is from the line of James Lane of
                           Brahman.

J. Lane Good morning. I had two questions. The first one is for John and then I'll ask the other one after I get the answer.

                           Could you fill us in? The financial results were complicated, for a lot of good reasons, but on the minority interest line that shows up on the NeighborCare standalone P&L, can you explain to us what that is and is that a recurring cost or does that have some kind of a one-time issue related to the spin?

J. Arlotta                 I'm going to let Rick go ahead and handle that, Jim.

R. Sunderland              That will be a recurring item. We have, currently,
                           five joint ventures that we own a majority interest in and manage, and they are consolidated in our results that you see and will continue to be. Of course, the earnings attributable to the minority owners then flow back out through the P&L in the form of that minority interest.

J. Lane Understood. So we should really think about your business as kind of netting out the minority interests on a pretax basis from EBITDA, because that is going to be an ongoing cost of generating a portion of that EBITDA, correct?

R. Sunderland              Sure, but what I'd like to point out is that those
                           are all favorable. Those organizations all generate positive cash flow and we do realize those earnings, have realized those earnings, in the form of distributed cash.

J. Lane Understood. I was just trying to get to what the actual normalized EPS number was for the quarter for NeighborCare standalone.

R. Sunderland              Yes, you need to take that into consideration.

J. Lane                    Okay. Thank you.

                           And then my other question was just if John, and then maybe George, could tell us when we might expect to get earnings guidance? John, you mentioned short term. I wasn't sure what that implied.

J. Arlotta                 Well, I'm not sure either, at this point, at what
                           point I'm going to feel comfortable. It could be within the next six months. It might actually be a little longer. I just want to give our management team a chance to get its feet on the ground; give me, personally, a chance to get my arms around all of the moving parts within our company and certainly the moving parts related to the spin. So it will probably take me a little bit longer than it might George, although I'll let George answer his side here.

J. McKeon                  I think, on the HealthCare side, while John's
                           absolutely correct; there are a lot of moving parts, and obviously the separation is effectively done, there's still some more work to complete. However, we do intend to provide some earnings guidance in connection with the release of our first quarter results. So we would expect to be in the market, in our press release, providing guidance for the full year during the first week of February.

J. Lane                    Great. Thank you.

Moderator                  Our next question is from the line of Ankur Gandhi of
                           Goldman Sachs.

A. Gandhi                  Good morning, everybody. Firstly, if I could get the
                           cash flow from operations number from both of you that would be helpful.

                           Maybe while you're looking that up I'll ask my next question. For NeighborCare, John, you spent some time talking about kind of a four-point plan on how you want to improve operations going forward, and I understand that you don't want to give us guidance in terms of revenue and EBITDA targets, but could you perhaps talk about timing? Should we be thinking of this plan being implemented over the next year, 18 months, and should we be expecting some of the initiatives to bear fruit in the latter part of this time as opposed to kind of front-end loaded?

                           Also, maybe if you could talk a bit about your acquisitions and what you're seeing there, is there anything in the pipeline right now?

J. Arlotta                 Great. Sure, Ankur. Thanks. As far as timing, I would
                           really divide my answer into two pieces. The issues related to driving down our cost, or the priority related to driving down our costs, both product and service costs, I think can happen a bit faster, a little easier for us to get our arms around and immediately impact in that area. In fact, we had a number of programs going on before I had even arrived at the company. So I'm feeling pretty good about being able to have some impact by the end of this year, some additional impact on the product and service cost side.

                           When it comes to growing sales organically, I frankly think that's going to take a little bit longer. Obviously, it takes time, not only to get your people trained in doing the things that you want them to do differently, but then it takes time to actually get in front of the customer and start having an impact with these new programs. So I look out a little bit longer than a year in terms of thinking about an impact from a priority such as growing our organic sales and also slowing down the turnover a bit from what we've seen in the past.

                           In terms of acquisitions, we do, in fact, have a few in the pipeline right now. I, again, would say that they are smaller to medium-sized. We like that because we can be very strategic, very targeted with an acquisition of that size, and I would expect that you'd see us trying to do a couple of those small to medium-size ones in the first year here.

A. Gandhi                  And would you expect to use cash on the balance sheet
                           or do you think you'll have to do some revolver draw-downs for those?

J. Arlotta                 Depending on which ones come first, I think the ones
                           that are closest in the pipeline, we'll probably just use the cash we have. The ones that may be a little bit further down the line, a little larger, we'd probably draw down on the line to do that.

A. Gandhi                  Fair enough.

J. McKeon                  ... cash flow statement we have not disclosed,
                           publicly, the split. What we have talked about publicly, at least from a Genesis HealthCare Corp perspective, is that we expect to generate free cash flow available for debt service on the current run rate of approximately $40 million on an annualized basis, looking forward, which obviously reflects the benefits of the tax shield. I think until we actually produce both a Genesis Health Ventures 10-K, which is due out before calendar year-end, and the Genesis
                           HealthCare Corporation 10-K, which will be out in the beginning to mid February, we can really not talk about those numbers since they're not in the public at this point.

A. Gandhi                  Fair enough. And just two last questions on the
                           Genesis HealthCare Corporation side: One, you talked at length about your decrease in agency usage and you've made significant progress so far. I just wondered how much more can you reduce that?

                           Secondly, George, you said your target leverage is about three times. I wanted to find out how and by when you plan to get that? Currently, according to my numbers, you're at about 4.5 times. Thank you.

G. Hager I think, on the agency spend, we have made significant progress on that, and most of our success has really been at the CNA level. We've virtually eliminated our agency utilization in that area, but today we spend about roughly $35 million in overall agency. We've initiated a series of programs to target the agency at the higher skill level, so we think there's still opportunity there.

                           It won't be as easy, if you will, as the CNA agency reduction, quite frankly, because the economy has helped us in that regard, but we are looking at significant reductions, probably not in the area of 32% year over year, but I would say that they'll still be substantial.

J. McKeon                  Ankur, on the target leverage, I think your
                           calculation is probably close to correct. I'm guessing you got that straight off the gross debt number on the pro forma balance sheet against the pro forma EBITDA that we disclosed, of about $103 million.

A. Gandhi                  Exactly.

J. McKeon                  Actually, we look at that number, to a degree, on a
                           net debt basis, which probably takes that calculation down by a half a turn. Looking at getting to three times with $40 million of free cash flow, it's about an 18-month process, assuming normal inflationary growth on our cash flow and the benefits of the administrative fix to get to that level. Once again, with our principal strategic initiatives focused on internal operational improvement, as we look forward in that same time period, you should not expect us to be distracted by acquisitions or integration types of activities around acquisitions.

                           We do believe that there are opportunities with the internal focus on the labor and the non-labor spend areas and we will look to truly optimize the current business before we do anything meaningfully on the acquisition side of the table. So we're looking at that being about an 18-month to potentially a two-year time frame to get to those targeted EBITDA to debt relationships.

A. Gandhi                  Thank you.

Moderator                  Our next question is from the line of Elie Radinsky
                           of Jefferies and Company.

E. Radinsky                Good morning. First of all, a question for both of
                           you: The first one is on the Medicare Prescription
                           Drug Benefit Bill. Currently I believe that nursing homes pay institutional pharmacies for Medicare;
                           that's already in the PPS bill or the RUG payment that one receives. I was just wondering; would the reimbursement now, for the prescriptions, go to the nursing home itself? How would the drug discount card work as well? Will that then be discounted to an institutional pharmacy for a lower reimbursement? I just don't understand the mechanics of that.

                           The second and third questions that I have are just minor things. For the Genesis HealthCare side, is what is the Medicare percentage in terms of revenues as opposed to just the percentage of the population?

                           The third thing is is the ElderTrust transaction within the pro forma total debt number? If not, what would the total debt number increase to, assuming that that transaction would be completed? Thank you.

G. Hager John, do you want to take a first crack at the impact of the drug bill on your end, or do you want me to go?

J. Arlotta                 I'll go ahead, George, because it's a short
                           story at this point because there's just not a lot that we know to answer the questions that all of us have. They're good questions, but the dual eligibles, of course, will be covered under the Medicare program and at this point the drug discount card, I think, is very much up in the air, as to exactly how that's going to be handled.

                           So it's, as I say, a short answer. I plead some ignorance here as to exactly what's going to happen, but remind everybody that a lot will play out over the next couple of years, until this is actually put in place.

G. Hager And, John, correct me if I'm wrong; I think the bill actually explicitly discusses certain studies and evaluation of the impact of the bill on the drug utilization inside long-term care.

J. Arlotta                 Absolutely, and I had commented on that in my opening
                           remarks. There is a study that needs to be done and it needs to be completed within 18 months and reported on, a study very specifically asking the question about how Medicare beneficiaries in skilled nursing facilities should be handled. So a lot to be answered here, a lot of questions, a lot of answers that we just don't have at this point.

G. Hager Elie, from the GHC perspective, we would expect at least the drug component of the bill, from what we see today, to not have material impact. Obviously, the devil is in the details when this gets rolled out, but clearly, the drug spend for a nursing home is really only incurred for the managed care and the Medicare population, and we are typically paid on an all-inclusive rate, so I think it's difficult to anticipate a meaningful impact there to the nursing home sector, from the drug component of the Medicare bill.

                           We currently, with NeighborCare, NeighborCare bills directly to the Medicaid programs for our Medicaid population and actually bills our private-paying patients directly as well, prospectively, so those aren't necessarily costs of the skilled nursing facility.

                           That being said, obviously there were other positive provisions in that bill around the two-year extension of the moratorium, which is good to have two years of visibility to the moratorium on the therapy caps, as well as an increase in the Part B rates, which also has an impact on both our therapy operation and our skilled nursing business.

E. Radinsky                George, the question really surrounds only the
                           Medicare program for prescription drugs. Will Genesis be able to capture, for example, the discount on the drug discount or would NeighborCare then start billing the Medicare patients directly? Would the RUG reimbursement actually decline because now it's inclusive of that? What I'm hearing is that you really don't know as of now.

G. Hager That's accurate, Elie. We really don't know and I wouldn't anticipate any positive or negative implications to the GHC business from that change in law. Obviously, we're a couple of years away from full implementation as well.

R. Sunderland              Elie, with respect to your other questions, the
                           Medicare revenue, as a percentage of our total revenue, is approximately 28%, and that's consistent with the last few quarters.

                           As it relates to the ElderTrust transaction, our capital structure did consider the full impact of completing all of the ElderTrust transaction, so when we talk about net debt of $400 million it did consider the completion of that transaction. I would like to point out that our pro forma, as adjusted, EBITDA of $103 million also included approximately $4 million on a pro forma basis related to the ElderTrust transaction. So both EBITDA and the capital structure are pro forma for the full completion of that restructuring transaction.

E. Radinsky                Thank you very much.

Moderator                  Our next question is from the line of Chuck Russ with
                           Insight Investments.

C. Russ I've got a number of questions, but I think they're all quick. You just mentioned the net debt for GHCI. It sounds like you've got $465 million in debt and $65 million in cash pro forma for everything?

G. Hager                   That is correct.

C. Russ                    And how about for NCRX? What are the numbers there?

R. Sunderland              We have $260 million in debt and $65 million in pro
                           forma cash for net debt of $195 million.

C. Russ Great. And the tax, goodwill, and NOLs were mentioned for GHCI. Are there any of those good things for NCRX, and how much?

R. Sunderland              We actually, on the NeighborCare side, have the
                           goodwill and, therefore, the tax shield associated with the goodwill.

C. Russ                    How much?

R. Sunderland              The goodwill is approximately $300 million, so the
                           tax shield associated with that is about $100 million.

J. McKeon                  Rick, on that, actually your tax-deductible goodwill
                           is about $100 million. That's the expense shield, so the tax benefit around that shield, you have to apply the tax rate to that number.

C. Russ                    Okay. How about NOLs for NeighborCare?

R. Sunderland              Right. Approximately $95 million.

C. Russ Great. You mentioned that in this fiscal first quarter there will obviously be some additional charges, etc., for the spin. That's certainly understandable. After that, have we seen the end of the occurrence of severance restructuring, etc., kind of extraordinary costs that seem to happen every quarter?

J. Arlotta                 I'll answer on our side. I think, certainly, the vast
                           majority of the expense will be gone. However, the one caveat I have is there are a number of physicians that are currently located in Kennett Square, people that need to come into the NeighborCare organization, and people up there will have to make a decision as to whether or not they actually want to come. If we have to replace them with other people, certainly we'll have severance costs related to those folks that don't come down. So I just want to be a little careful in saying that I do think that there will be something additional, but I think it will be minimal.

C. Russ                    Okay.

G. Hager Chuck, from our end I would concur with John's comments. I would not expect any amounts related to the spin, after the first quarter, to be significant, but due to the transition services agreement and certain employment agreements to allow for a smooth transition, some of the severance cost might leak into Q2 and Q3, but I would not expect them to be material at all.

C. Russ Right. You mentioned the new contract starting in December, between NCRX and GHCI. Did I understand that that is not in the pro forma numbers? If not, can you give us an idea of the impact on each business?

J. Arlotta                 Yes. I was probably the one that mentioned that. I'm
                           not going to comment on the actual contract and the numbers associated, but what I did say is that we did have different pricing with the contract that we have with George's group and there is some impact, going forward, of those price changes.

C. Russ                    Positive or negative for you?

J. Arlotta                 Negative for us.

C. Russ                    And you won't give us a feel for how much?

J. Arlotta                 Again, I don't like to comment on individual
                           contracts, so I'd say no at this time.

C. Russ Okay. Lastly, correct me if I'm wrong. I thought, a year ago, the company talked about trying to make internal growth a focus for the pharmacy side of the business. Am I right on that? If so, what happened, because it didn't really come to fruition?

J. Arlotta                 Well, I wasn't here a year ago, so I'm not sure.
                           Maybe someone else could chime in on that, but I will say that when you look at the numbers for the year, had the company not lost the Mariner account, there would have been positive net bed gains for the year.
                           So I think there were a number of specific circumstances related to that that one might say we could set aside and really consider that other than that the company did have positive net bed gains for the year.

G. Hager Chuck, I would just comment; I'm not sure we gave any guidance as to the level of expected internal growth. Clearly, I would echo John's comment that we were expecting higher levels of net new bed growth for the year. I think, absent Mariner, we would have achieved those targets.

                           When you look at Q4 over Q4 there's still almost 12% effective same-store top-line growth, so I think there were good, solid top-line growth in the top-line of NeighborCare, in line with our expectations with the issue on beds really affecting us in the fourth quarter with the loss of the Mariner beds.

C. Russ All right. I'll give someone else a chance. Thanks, guys.

Moderator                  We have a question from the line of Dax Zlassis of
                           Gates Capital Management.

D. Zlassis                 Yes. Two questions: When you present the NeighborCare
                           10-K will that have discontinued operations for the ElderCare or the GHCI business?

J. Arlotta                 The presentation of the NeighborCare, formerly
                           Genesis Health Ventures, 10-K will include the results of Genesis HealthCare, but there will be pro forma financial information that would reflect
                           Genesis HealthCare as a discontinued operation.

D. Zlassis                 Okay. Then on the Genesis HealthCare piece, I read,
                           in the pro forma adjustments for the spin-off, that the resulting pro forma cash balance was $47.8 million, so where did you get the $65 million number?

G. Hager Well, if you think about the pro forma, the pro forma is as of September 30th, and when we quote a cash balance is as of the date of the spin-off, as you separate the two.

D. Zlassis                 In addition to that, I was wondering, if I look at
                           the net debt positions of both of the companies, what are the incremental non-recurring or one-time cash costs for each of those businesses with respect to whether it be spin costs or severance or any non-recurring items that you're going to have to outlay cash from these pro forma numbers, what would those be?

G. Hager We stated that number earlier in the call. The total payments are about $45 million for the spin, $18 million of which represents the cost of the financing for the financing of both NeighborCare and Genesis HealthCare Corp to execute the spin. That being said, the full $45 million has been reflected or anticipated in the pro forma cash balances, as well as pro forma debt positions of both companies, so you shouldn't expect any incremental leverage or dilution of cash balances from the payment of those costs of the spin.

D. Zlassis                 So there's nothing else besides the $45 million?

G. Hager                   Not that we're aware of.

D. Zlassis                 And then, if I look at the asset sales, I guess from
                           Wisconsin and the others that you're contemplating, those would come in after that net debt number?

G. Hager                   That's correct.

D. Zlassis                 Great. Thanks a lot.

Moderator                  Our next question is from the line of Ed Shen of
                           Ivory Capital.

E. Shen Good morning. I just had a couple of questions. I think most of my questions on the GHCI side are answered, so I'm going to focus on the NCRX.

                           The first question was you mentioned the change in the contract between you guys and GHCI. I just want to confirm that that's roughly 12% of your total revenues.

J. Arlotta                 Yes, it is.

E. Shen Got it. Then the second question is the preferred stock that resides... that's carried on your balance sheet and are you guys anticipating that to be converted into common, or how should I think about that in terms of share count?

J. Arlotta                 I'm going to let John Gaither, actually, answer that
                           one.

J. Gaither                 It is carried on the NeighborCare balance sheet and
                           we've made no decision as to whether to exercise conversion rights under that stock. If the stock continues trading above a price and that price was originally $30 in post spin - it's now $18.60 - for a period of 20 consecutive trading days, then we have the right to convert that stock. At the moment the stock is above that target. If it continues above it through December 16th then we would have that right to convert the stock as of that date. If we converted the stock, that would result in the issuance of about
                           3.6 million additional common shares.

E. Shen And then the cash proceeds would be $18.60 times that?

J. Gaither                 No. There would be no cash proceeds from that. It
                           would be...

E. Shen                    It would just be eliminated from the balance sheet?

J. Gaither                 That's correct.

E. Shen Got it. Then could you also talk about - I'm just trying to get a better handle on the share count - the stock options and/or restrictive stock that exist on your side?

J. Arlotta                 We, in fact, just received board approval this week
                           for about 1.7 million options. The majority of those were at a price of $21.50, so we have granted options to some of the key members of management this week.

J. Gaither                 Just to further that, so you're aware of the full
                           history, all of the existing executives - that's before new people came on new, including John Arlotta
                           - all of the existing employees forfeited their options back in, I believe, May of 2003 in anticipation of the spin. So when Jim quoted his options and John quoted his, you should understand that there were no existing equity incentives of the existing management teams prior to the spin.

E. Shen Okay. So the options disclosed in the Genesis Ventures 2002 K, those are completely wiped out and these are the only options outstanding at the time?

J. Gaither                 That's correct.

E. Shen Okay. Then a final question for John: You alluded to the new formulary that you had put in place. I was wondering when exactly this happened?

J. Arlotta                 In fact, we got that done here in the last quarter,
                           so that is in place.

E. Shen It was put in place, so is that reflected in the September quarter numbers or it's going to be reflected in your first quarter of '04?

J. Arlotta                 Well, first of all, it's going to take some time to
                           get converted over, but you could expect to see some impact in the first quarter. Thinking about the numbers, most of the impact will come in the last two quarters of this year.

E. Shen Got it. And just trying to get a feel for the kind of size of the opportunity there, we would love to hear your thoughts about the rebate opportunities in this business versus the PBM business, given your background. Because I look at your rebates as a percentage of revenues and it looks like it was about 1.5% for last year. I think MedCo is the only company that I know of that discloses that on the PBM side and they report rebates as a percentage of revenues of 8.6%. I was wondering if you see that? Is that opportunity really that great?

J. Arlotta                 This is a very different business.

E. Shen                    Yes.

J. Arlotta                 I guess I would have to say that I would consider
                           that to be a very, very high level for this business.
                           So, no, I don't think that's the order of magnitude that you should be thinking about for this business, at least at NeighborCare.

E. Shen Okay. Just to get a little bit more color on that, what makes it different? Is it just the mix of branded versus generics or the mix of actual therapies that are being employed in these facilities versus employer population base?

J. Arlotta                 No. As far as what I can tell - and I certainly don't
                           have all of the answers on this yet - in working with our purchasing people in some of the drug companies, what I would say the biggest difference is is that they treat these as two separate class of trades and the rebate opportunities, for whatever reason - they give us a lot of different explanations; I'm not sure they're all accurate or good - but they just give us less rebate opportunity. That's about all I can say about it.

E. Shen                    Got it. Okay. Thank you.

Moderator                  We next have a question from the line of Carl Brown
                           with Cramer Rosenthal. Please go ahead.

C. Brown I have a question for both companies on the tax-deductible goodwill of $95 million at NeighborCare and, I think, a similar amount, $96 million, at Genesis. How much is actually deductible each year? I assume there's some sort of amortization schedule for tax purposes.

J. McKeon                  On the HealthCare side it's approximately $10 million
                           per year and I think, as you look at our balance sheet, you won't find any goodwill on our balance sheet. It's only on the tax-basis balance sheet. So our tax shield is about $10 million per year.

C. Brown                   Okay. And on the NeighborCare side?

G. Hager The actual amount is about the same on both companies.

C. Brown Okay, the same for both companies. Is there an annual limit on the NOL, how much you can actually use to offset whatever your taxable income is after deducting the goodwill?

J. McKeon                  There is. On the HealthCare side the annual
                           limitation is about $23 million.

G. Hager NeighborCare is about $20 million, so it's roughly equally split. That's a very complicated area. Suffice to say that there is some ability for NeighborCare, at least through '04, to have an opportunity to shield an amount of income greater than that limit. That will be its ongoing limit past 2004.

C. Brown George, in rough terms, is it safe to say that you don't pay any cash taxes until you have booked taxable income above, say, $33 million?

G. Hager                   That's correct.

C. Brown                   All right. Thanks a lot.

Moderator                  There are no other questions at this time. Please
                           continue.

J. Arlotta                 George, are you going to finish up on your side?

G. Hager                   Go ahead, John.

J. Arlotta                 Well, I'd just like to thank everybody for your
                           interest in NeighborCare. We're excited here. George, I'd like to thank you, as our largest independent client now, going forward. We look forward to working with you guys. I'll just turn it back to George.

G. Hager                   I would also echo John's comments. Thank you, all.
                           It's a great feeling, I think, for both John and I to look at our respective organizations and really look at great opportunity to run these businesses without some of the constraint and conflict in priority that existed as the companies were owned under one common ownership. So I think we both see a lot of opportunity going forward.

                           I do want people to understand that the relationship between the two companies is very positive and very strong and on the Genesis HealthCare side we still look at NeighborCare as a very strong partner, not only as a partner in the business world, but also as a partner in helping us achieve our near-term priorities, which are really operational improvement. John has brought a great interest and I would say priority to customer service, driven around utilization management, which I think is the most effective way to serve the long-term care industry. So we look forward to a long-standing relationship with NeighborCare on the Genesis HealthCare side.

                           Thank you, all, and we'll be available for questions in the office, I think, on both sides, after the call. Thank you, all, and I hope you all have a great holiday and I look forward to a successful 2004. Thank you.

Moderator                  Ladies and gentlemen, that does conclude our
                           conference for today. Thank you for your participation and for using AT&T's Executive
                           Teleconference Service. You may now disconnect.